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                                                                     EXHIBIT 8.1

                  [Letterhead of Fulbright & Jaworski L.L.P.]

May 13, 1997

Camco International Inc.
7030 Ardmore Street
Houston, Texas 77054

Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the proposed statutory merger (the "Merger") of Plane Acquisition Corp., a Delaware corporation ("Sub") and wholly-owned subsidiary of Camco International Inc., a Delaware corporation ("Parent"), with and into Production Operators Corp., a Delaware corporation ("Company"). Descriptions of the parties and of the Merger and related transactions are set forth in the Agreement and Plan of Merger, dated as of February 27, 1997 (the "Agreement"), entered into by Company, Sub, and Parent. Company and Parent have represented to us that the information contained in the Agreement is accurate and complete in all material respects as of its execution date. Also, we assume such information will be accurate and complete in all respects material hereto as of the effective time of the Merger.

BACKGROUND

     In connection with this opinion we have reviewed the Agreement, and Company and Parent have represented to us that the Merger and related transactions will be carried out in accordance with the terms of the Agreement.

SUMMARY OF TRANSACTIONS

     Pursuant to the Agreement, at the effective time Sub will be merged with and into Company pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law. Company will be the surviving corporation resulting from the Merger. In the Merger, the Company will succeed to all of the assets of Sub.

     At the effective time of the Merger, the issued and outstanding capital stock of Company will consist solely of shares of common stock, $1.00 par value. In the Merger, each share of Company common stock, $1.00 par value not owned by Company, Parent, Sub or any wholly-owned subsidiary of Company, Parent or Sub, will be converted into one and three-tenths (1.3) shares of voting common stock, $.01 par value, of Parent ("Parent Common"), including the related right to purchase shares of Parent Common (collectively, the "Parent Stock") as provided in the Agreement.

     Under the Agreement, cash will be paid in lieu of any fractional shares of Parent Stock. Apart from the cash paid in lieu of fractional shares, the consideration paid to Company shareholders for their Company Stock will consist solely of Parent Stock.

     The Agreement provides that the parties intend the Merger to constitute a reorganization, within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Further, Company and Parent have made certain representations to us in certificates dated the same date as this opinion. Copies of those certificates are attached hereto as Exhibit A.

     Based upon the foregoing and such legal considerations as we deem relevant, it is our opinion that for federal income tax purposes:

          1. The Merger will qualify as a reorganization within the meaning of section 368(a) of the Code.

          2. No gain or loss will be recognized by Company, Sub, or Parent as a result of the Merger.
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MISCELLANEOUS

     This opinion is based on statutes, regulations promulgated thereunder, and governmental rulings and court decisions published to date, all of which are subject to change by the Congress, governmental agencies, and the courts. Our opinion does not address all tax consequences applicable to the Merger and is limited to the conclusions set forth above, and no other opinions are expressed or implied. Further, our opinion is limited to the federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local, or foreign tax consequences of such transactions.

     The parties have not requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in an audit of a Company shareholder or of one or more of the parties to the Merger. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

     The opinions set forth above are based in part upon facts and representations concerning the transactions contained in the Agreement and upon the additional representations set forth in the certificates of Company and Parent, copies of which are attached hereto as Exhibit A. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations and upon the assumption that they will be accurate and complete as of the effective time of the Merger.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and to the reference to us under the captions "Terms of The
Merger -- Certain U.S. Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,

                                            /s/ FULBRIGHT & JAWORSKI L.L.P.
                                            ------------------------------------
                                            Fulbright & Jaworski L.L.P.
Attachments

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                            CAMCO INTERNATIONAL INC.

                             OFFICER'S CERTIFICATE

     The undersigned, a duly authorized officer of Camco International Inc., a Delaware corporation ("Parent"), and acting as such, in connection with the opinions to be delivered by the law firms of Fulbright & Jaworski L.L.P. and Vinson & Elkins L.L.P. with respect to the Agreement and Plan of Merger dated as of February 27, 1997 (the "Agreement"), between Parent, Plane Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Production Operators Corp, a Delaware corporation ("Company"), and recognizing that said law firms will rely on this Certificate in delivering their opinions, hereby certifies that to the best knowledge and belief of the management of Parent, the facts that relate to the proposed merger (the "Merger") of Sub with and into Company and related transactions pursuant to the Agreement, are true, correct and complete in all material respects, and the undersigned further certifies to the best knowledge and belief of the management of Parent as follows:

     1. The fair market value of the Parent stock and other consideration to be received by the Company's shareholders will be approximately equal to the fair market value of Company stock surrendered by such shareholders in exchange therefor.

     2. Prior to the Merger, Parent will be in control of Sub within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     3. Following the Merger, Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Merger, taking into account amounts paid by Company or Sub to dissenters, amounts paid by Company or Sub to shareholders who receive cash or other property, amounts used by Company or Sub to pay merger expenses, and any redemptions or distributions other than regular dividends.

     4. Parent has no plan or intention to (i) liquidate Company, (ii) merge Company with and into another corporation, (iii) sell or otherwise dispose of the stock of Company except for transfers of stock to corporations controlled (within the meaning of section 368(c) of the Code) by Parent, (iv) cause or permit Company to issue additional shares of its capital stock that would result in Parent losing control (within the meaning of section 368(c) of the Code) of Company, (v) cause or permit Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Company, or (vi) reacquire any of its stock issued to the holders of Company stock pursuant to the Merger.

     5. Sub will have no liabilities assumed by Company, and will not transfer to Company any assets subject to liabilities, in the Merger.

     6. Following the Merger, Company will continue its historic business or use a significant portion of its historic business assets in a business.

     7. Parent and Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

     8. There is no intercorporate indebtedness existing between Parent and Company or between Sub and Company that was issued or acquired or will be settled at a discount.

     9. Parent does not own and has not owned during the past five years, any shares of the capital stock of Company.

     10. Parent is not an investment company as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

     11. None of the compensation to be received by any shareholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of Parent stock to be received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

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     12. The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid instead of issuing fractional shares of Parent stock will not exceed one percent of the total consideration that will be issued pursuant to the Merger to the Company shareholders in exchange for their Company stock. The fractional share interests will be aggregated, and no Company shareholder will receive cash in an amount greater than the value of one full share of Parent stock.

     13. The Merger and related transactions will be carried out in accordance with the terms of the Agreement, including attachments thereto, and there are no other relevant agreements, arrangements or understandings relating to the Merger other than those described or referenced in the Agreement.

     14. Parent is authorized to make all of the representations made by it and set forth herein.

     We understand that (i) you will rely upon the above representations by us in connection with issuing your opinion, (ii) the representations in this Certificate are made as of the date hereof and as of the effective date of the Merger, and (iii) you may disclose these representations in connection with issuing your opinion.

     Dated: May 13, 1997.

                                            CAMCO INTERNATIONAL INC.

                                            By     /s/ RONALD R. RANDALL

                                             -----------------------------------
                                                      Ronald R. Randall
                                             Vice President and General Counsel

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